[GRAPHIC OMITTED]                                                  PRESS RELEASE
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Contacts:
Investors                                        Media
Investor Relations Department                    Denise DesChenes / Kara Findlay
(800) 451-3801                                   Citigate Sard Verbinnen
                                                 (212) 687-8080

                      FOAMEX NAMES STEPHEN E. MARKERT, JR.
                         INTERIM CHIEF FINANCIAL OFFICER

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LINWOOD,  PA - December 6, 2006 - Foamex  International  Inc.  (FMXIQ.PK)  today announced that Stephen E. Markert, Jr. has been named interim Chief Financial Officer, effective immediately. Mr. Markert will report to Raymond E. Mabus, Jr., Chairman and Chief Executive Officer of Foamex International. Foamex is engaging global executive search firm Spencer Stuart to assist in its search for a permanent chief financial officer. The Company will examine both internal and external candidates.

Mr. Mabus stated, "We are extremely pleased to have Steve join us in this capacity. Steve is a seasoned financial executive whose broad-based finance, accounting, administration, and strategic planning experience will be extremely beneficial as we prepare to emerge from bankruptcy protection."

Mr. Markert, 55, has more than 30 years of financial experience. He comes to the Company from Tatum LLC, an executive services firm, where he is a Partner. Most recently, Mr. Markert was responsible for consolidating accounting functions and implementing standard procedures and reporting processes for a local publicly-traded corporation with multinational operations. Prior to that, Mr. Markert served as Vice President Finance, Chief Financial Officer at C&D Technologies, Inc. from 1995 to 2005, where he directed a multi-national finance and IT staff, managed financial information and guidance, the investor relations function and the sale of several company facilities. He served as C&D's Corporate Controller from 1989 to 1995. From 1981 to 1989, Mr. Markert held various positions of increasing responsibility at Decision Data Computer Corporation.

Mr. Markert is a CPA and has received an M.B.A. from LaSalle University and a B.S. from LaSalle College.

About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, the outcome of proceedings in its chapter 11 case. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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